Exhibit 99.1

September 24, 2012
CEO's Letter to Shareholders

Dear Shareholders,
This is my second letter to shareholders accompanying Magellan's year-end results. In last year's letter, which I wrote just after becoming President and CEO, I offered you my assessment of Magellan's various prospects and stated my belief that we could create significant value and share price appreciation from all, or even a portion, of our existing assets. I still maintain that belief, and we have worked diligently all year to move our development projects forward to realize value for shareholders.
We began fiscal year 2012 with a number of accounting and administrative challenges, including our determination of material weaknesses in our financial reporting. During the year, we made great progress in addressing and remediating these issues. I believe the Company went beyond the bare minimum required to remediate these matters and has brought our organization into line with industry best practice. We have also identified several additional accounting and tax issues pre-dating current management involvement in the Company. Some of these issues date back as far as 2009. We are remediating these as well, and I'm confident we begin fiscal year 2013 with a stable and efficient platform that is prepared for growth.
More recently, we have put considerable effort into fully recreating our 10-K document to provide stakeholders with a clearer understanding of our Company, including its financial state, the potential of the Company's assets, and the progress we are making to deliver value for shareholders. I hope you are satisfied with the new format, and I look forward to any comments you may have.
Fiscal year 2012 has been a year of significant transition for Magellan. Through all of the changes, we have become more capable and efficient as an organization. I believe we begin fiscal year 2013 with the financial resources, personnel, focus, and strategy necessary to deliver value to shareholders.

Taking Stock
In the year since I became CEO, Magellan has undergone a number of changes that better prepare us to grow our Company, and I would like to briefly remind you of our accomplishments.
Structurally, we have focused the Company on our core assets through a series of transactions. In Montana, we consolidated our ownership in Poplar, giving us greater economic exposure to the field while simplifying the related capital funding and administrative processes. In addition, we farmed-out the deeper intervals of Poplar to VAALCO Energy (USA). This arrangement allowed us to remain focused on the Charles formation and other shallower formations while VAALCO explored the potential of the Bakken/Three Forks and deeper formations. Through an asset swap with Santos QNT Pty Ltd and Santos Limited in Australia, we gained full control of the Palm Valley and Dingo gas fields, while divesting our interest in Mereenie, a non-operated oil field. This transaction not only resulted in over $25 million in proceeds to the Company but also allows us now to pursue a niche gas marketing strategy to the Australian mining industry from our two onshore gas fields.
Operationally, we have taken steps to improve the profitability of our producing assets. At Poplar, the Company implemented a workover program to test a number of production-enhancing technologies in our existing wells. At Palm Valley, following the end of the long-term contract with Northern Territory Power and Water Corporation in January, we resumed gas sales to new customers under a long-term agreement with Santos. This new 17-year contract should provide Magellan with a stable, long-term cash flow stream.
The last year's exploration activities focused primarily on Poplar and the various development opportunities this asset presents. The Charles formation at Poplar has produced over 50 million barrels of oil to date, but that amount only represents 5% to 10% of the original oil in place in the Charles formation. Several large fields in the continental U.S. have been revitalized through the use of CO2 as an enhanced oil recovery medium, and we have long believed that the Charles formation is similarly susceptible to CO2-enhanced oil recovery (CO2-EOR). To gain further support for our belief, over the past year, we conducted extensive reservoir modeling, laboratory analysis of oil samples, and field testing with CO2. The results of this work have further substantiated our belief in the technical and economic viability of CO2-EOR in the Charles formation. We are now prepared for the next step of launching a pilot phase of a CO2-EOR project in the coming fiscal year. During the year, we also began to explore the shallower formations at Poplar. As I've said in the past, Poplar is a big field, and its dome structure contains many unexplored formations with hydrocarbon potential. The discovery of the Amsden formation in January was the first success of these efforts.
Administratively, we are a far more effective and efficient organization than we were a year ago. We began fiscal year 2012 with management concluding that the Company did not maintain effective internal controls over financial reporting. We took this finding very seriously, and we have endeavored all year not only to remediate this weakness, which we believe we have accomplished, but also to fully overhaul our accounting systems and processes to be in line with best practice. We successfully relocated our headquarters from Portland, Maine, to Denver, Colorado, where we have much greater access to talented professionals and service providers who are experienced in oil and gas, and where our exposure to new oil and gas opportunities is significantly increased. Finally, we reduced our overhead by over $3 million, inclusive of implementation costs, with more savings expected in the year ahead. Much of these savings are the result of our efforts to recruit additional qualified staff, such as a general counsel, a financial reporting manager, and an experienced controller. These hires allow the Company to internalize numerous functions that were previously outsourced. This investment in human resources enables the Company to handle the development of our projects in compliance with applicable laws and regulations.
Overall, I believe fiscal year 2012 will prove an important year in Magellan's path to success. We finish the year with a strong balance sheet, including over $40 million in cash. We reduced management distractions by addressing a number of accounting and administrative issues, and we laid much of the groundwork for the future success of our existing projects.

Our Strategy in the Year Ahead
We began fiscal year 2013 with a clear focus on proving up the value of the assets in our portfolio, as we believe this is the most effective way to generate value for our shareholders. Magellan has a number of early stage projects with significant upside potential; however, without investing time and resources into these projects, it is difficult for us to establish, and for the market to give us credit for, their potential value. In the coming year, therefore, we will focus on four initiatives to further prove our assets' potential.

•	Pilot CO2-EOR Project. During fiscal year 2013, we will drill a five-well CO2-EOR pilot program, including one injector well and four producing wells, for which we expect to incur up to $10.0 million in capital costs. Following completion of these wells, we will inject CO2 into the Charles formation for six to 12 months while analyzing production from the four producer wells to establish the viability and reserves potential of a full-scale project. As we work towards the drilling of the pilot, we will also work to secure a capable partner to provide a CO2 source and participate in the project funding. I believe we are close to finding such a partner.

•
3-D Seismic on NT/P82, Offshore Australia. NT/P82 is an Australian offshore exploration block located in the Bonaparte Basin, which we acquired in 2010 while pursuing the Evans Shoal transaction. The Bonaparte Basin is one of the most significant gas basins in the world with substantial annual production and many active exploration projects. 2-D seismic previously shot over our block shows a potential "bright spot" suggestive of a large gas resource estimated within a range of one to three Tcf. A resource of this size would be beyond significant for a company like Magellan. To confirm the hydrocarbon potential of NT/P82, in fiscal year 2013 we will shoot, process, and analyze 3-D seismic over a portion of the permit area. These activities will require six to 12 months to complete at a cost of less than $5 million. If the results of the seismic shoot are favorable, we will use them to attract partners into this field to drill an exploratory well or to otherwise generate shareholder value from this asset. If production is ultimately established, we may seek to expand our onshore gas sales business. Alternatively, we could deliver gas to several nearby LNG projects.

•
United Kingdom Exploration Plan. Our primary focus in the United Kingdom is establishing the potential value of the unconventional play underlying the licenses we co-own with Celtique Energie. Following our completion in fiscal year 2012 of 2-D seismic shot over acreage represented by these licenses, we have now fulfilled all our requirements except the drilling of a well. We will pursue the strategy of attracting an appropriate farm-out partner to drill the wells required by these licenses. We may also seek to drill and operate these wells ourselves with the backing of a financial sponsor. In fiscal year 2013, the Company intends to fully develop a definite plan of action for exploring the unconventional formations underlying these licenses.

•
Poplar deeper formations. During fiscal year 2013, we will continue to work with our partner VAALCO to explore the potential of the Bakken/Three Forks and other deep formations at Poplar. Based on the first two wells, VAALCO has found the deeper intervals more challenging than initially expected. We share the view that these formations are challenging, but we remain confident that there is value in the deeper intervals within this field. We are currently in discussions with VAALCO to jointly determine how best to pursue further exploration in these formations.

Delivering Value for Shareholders
In everything Magellan does, our guiding principle is to deliver value for shareholders. We in management recognize significant potential value in Magellan's assets, and our strategy is to prove that value.
In parallel, we are committed to clearly articulating to the market the drivers of our current and potential valuation. As an exploration focused company with early stage projects, this is not always easy. It takes time to develop a track record of success and to gain market buy-in to our projects. In fiscal year

2012, we undertook initiatives to actively manage our market image, including changing the presentation of our financials to be in line with industry peers, maintaining an informative website and investor presentation, and raising our profile in the institutional investor community.
Finally, we are committed to supporting our share price at reasonable levels. The Board has recently approved a new stock repurchase program whereby the Company is authorized to repurchase up to a total of $2.0 million in shares of our common stock. We believe this program will provide a valuable support to our share price while we work to deliver favorable returns from the implementation of our strategy as it clarifies our assets' potential.
As we enter fiscal year 2013, I'm encouraged by Magellan's prospects as a Company. I'm very proud of the hard work and progress our team has made over the past year, and I believe we are prepared to take on the challenges of delivering enhanced stockholder returns via our strategy. On behalf of the Magellan Petroleum Corporation Board of Directors and our employees, thank you very much for your continued interest in our Company.

Sincerely,

J. Thomas Wilson
President and CEO
September 24, 2012

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS
Statements in this letter that are not historical in nature are intended to be, and are hereby identified as, forward-looking statements for purposes of the Private Securities Litigation Reform Act of 1995. These statements about the Company may relate to its businesses and prospects, revenues, expenses, operating cash flows, and other matters that involve a number of risks and uncertainties that may cause actual results to differ materially from those expressed or implied in the forward-looking statements. Among these risks and uncertainties are: (i) the uncertain nature of the expected benefits from organizational, operational, and accounting system changes, including whether the remediations to our internal controls will be successful in preventing significant errors; (ii) the uncertain nature of the expected benefits of the Santos asset swap transaction, including whether the niche gas marketing strategy to the Australian mining industry from the Palm Valley and Dingo gas fields, and the new 17-year gas sales contract with Santos, will be successful; (iii) whether the CO2-EOR pilot project will be successful and ultimately result in increased production at Poplar; (iv) whether 3-D seismic data will confirm the resource potential of the NT/P82 block, and whether commercial production from that block will ultimately be established; (v) uncertainties regarding potential strategies to realize value from the unconventional play in the United Kingdom; (vi) whether efforts with VAALCO in the deep formations at Poplar will produce commercial quantities of oil and/or gas; and (vii) those risks and uncertainties set forth in the Risk Factors sections of the Company's most recent Annual Report on Form 10-K and subsequent quarterly reports on Form 10-Q filed with the U.S. Securities and Exchange Commission. Although the Company may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws.